Exhibit 99.1

Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Announces Appointment of
Chief Credit Officer and Chief Lending Officer

MOUNTLAKE TERRACE, WA – December 11, 2012 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or “the Company”), the holding company for 1st Security Bank of Washington (“the Bank”), today reported that the Bank had appointed Steven L. Haynes as the Bank’s new Chief Credit Officer and Dennis V. O’Leary as the Bank’s new Chief Lending Officer.  Messrs. Haynes and O’Leary are currently both employed by the Bank.  The promotions are in connection with the Bank’s determination to distinguish the oversight of the Bank’s credit and lending functions.  Messrs. Haynes and O’Leary’s promotions will be effective December 19, 2012.

“We are delighted to announce the promotions of two current Bank executives, which we believe will complement our expanded lending platforms and enhance the oversight of our credit and lending functions” stated Joe Adams, CEO of the Company and the Bank.

Prior to his promotion, Mr. Haynes has served as the Bank’s Chief Lending Officer since November 2005 when he joined the Bank.  He was previously employed by US Bank for over 23 years, and served as Senior Vice President, Commercial Lending prior to his departure.  He held several senior lending positions at US Bank in commercial lending including middle-market, national and international, and credit review.  Prior to his employment at US Bank, Mr. Haynes held international and middle-market lending positions at Rainier Bank and Bank of America.

Mr. O’Leary joined the Bank in August 2011 in connection with the Bank’s newly formed construction lending division.  Prior to his employment with the Bank, Mr. O’Leary previously was employed by Sterling Savings Bank from July 2006 until August 2011 as Senior Vice President and Puget Sound Regional Director of the residential construction lending division.  Sterling Savings Bank acquired Golf Savings Bank in 2006 where Mr. O’Leary had served as Executive Vice President, Commercial Real Estate Lending, having served in various senior lending positions at Golf Savings Bank since June 1985.

The Bank believes that these changes in management will further enhance the knowledge and expertise of the Bank’s credit and lending functions.

About FS Bancorp
FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominately small and middle-market businesses and individuals in western Washington through its six branches in suburban communities in the greater Puget Sound area.